Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Savers Value Village, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.000001 per share, issuable pursuant to the Savers Value Village, Inc. 2019 Management Incentive Plan	457(c) and 457(h)	15,571,425	$18	$280,285,650	0.00011020	$30,887.48

Equity	Common stock, par value $0.000001 per share, issuable pursuant to the Savers Value Village, Inc. Omnibus Incentive Compensation Plan	457(c) and 457(h)	14,962,045	$18	$269,316,810	0.00011020	$29,678.71

Total Offering Amounts					$549,602,460		$60,566.20

Total Fee Offsets							—

Net Fee Due							$60,566.20

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share was determined based on the price per share of the registrant’s proposed initial public offering.